Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-35760, 333-71839, 333-91345, 333-68958, 333-107692, 333-112615, 333-148011) and Form S-3 (Nos. 333-18385, 33-60071, 333-71797, 333-96173, 333-158504, 333-155771) of Sara Lee Corporation of our report dated March 1, 2012 relating to the combined financial statements of the International Coffee and Tea Operations of Sara Lee Corporation which was included in the Form F-1/A of DE International Holdings B.V. dated 14 March 2012, which is incorporated by reference in this Current Report on Form 8-K of Sara Lee Corporation dated 15 March 2012.

PricewaterhouseCoopers Accountants N.V.

Amsterdam, The Netherlands

14 March 2012

/s/ Huub C. Wüst RA